Exhibit 99.1

PLX Technology, Inc. Reports Fourth Quarter, Fiscal Year 2007 Financial Results

  20 Percent Sequential Quarterly PCI Express Revenue Growth
  Company Extends PCI Express Leadership with Gen 2 Chip Family

SUNNYVALE, Calif.--(BUSINESS WIRE)--PLX Technology, Inc. (NASDAQ:PLXT) today announced financial results for the fourth quarter and fiscal year ended December 31, 2007.

“In the fourth quarter, in addition to improving total Company financial results, we made continued progress with our long-term growth initiative, our PCI Express® product line,” said Michael Salameh, PLX Technology chief executive officer. “We achieved 20 percent sequential quarterly revenue growth in this product line, and also started sampling and won important designs with our Gen 2 PCI Express chip family, which consists of five switches ranging in capacity from 12 lanes to 48 lanes. With a five gigabits per second data rate, Gen 2 provides double the data rate and is backward-compatible with the currently deployed Gen 1 standard.

“In the fourth quarter, we also saw continued rapid adoption of the PCI Express standard and a broadening of our revenue base. By the end of the fourth quarter, PLX had shipped production units, samples or development systems to more than 800 different customers since we launched the product line in 2004 -- approximately a third greater the number of this time last year. Also, more than 90 customers had started production of products using our PCI Express chips. The uses for our PCI Express chips are wide-ranging; examples of customer products in production include HP and Sun servers, Adaptec and NEC storage products, AMD graphics adapters, National Instruments measurement systems, Ericsson 3G base stations, and Nokia virtual private network systems.”

For the fourth quarter ended December 31, 2007, PLX reported net revenues of $22.1 million, a five percent increase from the $21.0 million reported in the fourth quarter ended December 31, 2006, and a four percent increase compared to the $21.2 million reported in the third quarter ended September 30, 2007. Net revenues for the twelve months ended December 31, 2007, were $81.7 million, as compared with $81.4 million for the twelve months ended December 31, 2006. Net revenues in 2006 included a $2.8 million one-time pick-up as a result of the Company’s change in accounting for revenue to distributors.

Net income for the fourth quarter ended December 31, 2007, was $531,000, or $0.02 per share (diluted). This compares with net income for the third quarter ended September 30, 2007, of $1.0 million, or $0.03 per share (diluted). This also compares to net income for the fourth quarter ended December 31, 2006, of $162,000, or $0.01 per share (diluted). Net income for the twelve months ended December 31, 2007, was $1.2 million, or $0.04 per share (diluted), compared to net income of $3.0 million, or $0.10 per share (diluted), for the twelve months ended December 31, 2006.

The Company’s gross margin for the fourth quarter ended December 31, 2007, was 60.6 percent, as compared with 61.8 percent for the third quarter ended September 30, 2007, and 55.9 percent for the fourth quarter ended December 31, 2006. Gross margin for the twelve months ended December 31, 2007, was 60.6 percent as compared with 58.5 percent for the twelve months ended December 31, 2006. The increase in the year-over-year gross margin percentage was due primarily to improved PCI Express gross margins and changes in product mix.

Operating expenses for the fourth quarter ended December 31, 2007, were $13.2 million. This compares with operating expenses of $12.0 million in the third quarter ended September 30, 2007, and $11.9 million for the fourth quarter ended December 31, 2006. For the twelve months ended December 31, 2007, operating expenses were $50.2 million as compared with $45.9 million for the twelve months ended December 31, 2006.

The Company’s balance sheet remained strong. At December 31, 2007, cash and investments grew by $4.3 million, or 10.0 percent, to $46.6 million, from $42.3 million at December 31, 2006. Additionally, there continues to be no debt.

Business Outlook

The following statements are based on current expectations. The Company does not intend to update, confirm or change this guidance until its first-quarter earnings release, although it may provide additional detail regarding its guidance on today’s scheduled conference call.

  Net revenues for the first quarter ended March 31, 2008, are expected to be between $22 million and $23 million, with approximately 43 percent of total revenues attributable to PCI Express products.
  Gross margins are expected to be approximately 60 percent.
  Operating expenses under GAAP basis are expected to be approximately $12.9 million. Included in operating expenses are share-based compensation expenses and acquisition-related amortization, which are expected to be approximately $1.4 million.

PLX® management plans to conduct a conference call today at 2:00 p.m. PST to discuss its fourth-quarter and fiscal year financial results, as well as its first-quarter outlook. A live Webcast of the conference call will be available through the Investor Relations section of the PLX Website at www.plxtech.com/investors, which also can be heard live via telephone at 913.312.1491. A recorded replay of this Webcast will be available on the PLX Website beginning 5:00 p.m. (PST) on Jan. 28, 2008, through 5:00 p.m. (PST) on Feb. 4, 2008. To listen to the replay via telephone, call 719.457.0820 and use access code 6417219.

For the live Webcast, listeners should go to the Web site at least 15 minutes before the event starts to download and install any necessary audio software. The archived Webcast is typically available one to two hours after the end of the live call.

About PLX

PLX Technology, Inc. (www.plxtech.com), based in Sunnyvale, Calif., USA, is the world’s leading supplier of PCI Express and other standard I/O interconnect semiconductors to the communications, server, storage, embedded-control, and consumer markets. The company provides a competitive advantage through an integrated combination of experience, high-performance silicon, hardware and software design tools, and global partnerships. These innovative solutions enable our customers to develop equipment with industry-leading performance, scalability and reliability that allows them to bring designs to market faster.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These include statements about the Company’s estimated revenues, estimates of revenues attributable to certain products, estimated expenses, and estimated gross margins for the first quarter of 2008, which are set forth under the caption “Business Outlook,” statements regarding the PCI Express product lines and statements about the broadening of our revenue base. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in the statements. Factors that could cause actual results to differ materially include risks and uncertainties, such as reduced demand for products of electronic equipment manufacturers which include the Company’s products, adverse economic conditions in general or those specifically affecting the Company’s markets, reduced acceptance of the Company’s PCI Express products, technical difficulties and delays in the development process, errors in the products, reduced backlog for the Company’s customers and unexpected expenses. Please refer to the documents filed by the Company with the SEC from time to time, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2006, and our quarterly report on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements.

PLX and the PLX logo are trademarks of PLX Technology, Inc., which may be registered in some jurisdictions. All other product names that appear in this material are for identification purposes only and are acknowledged to be trademarks or registered trademarks of their respective companies.

PLX TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31	December 31	September 30	December 31
	2007	2006	2007	2007	2006

Net revenues (1)	$22,114	$20,963	$21,216	$81,734	$81,425
Cost of revenues (1)	8,720	9,237	8,108	32,209	33,795
Gross margin	13,394	11,726	13,108	49,525	47,630

Operating expenses:
Research and development	6,618	4,884	5,870	24,373	20,194
Selling, general and administrative	6,373	6,582	5,912	24,516	23,848
Amortization of purchased intangible assets	241	440	241	1,279	1,873
Total operating expenses	13,232	11,906	12,023	50,168	45,915

Income (loss) from operations	162	(180)	1,085	(643)	1,715
Interest income and other, net	589	556	624	2,394	1,803

Income before provision for income taxes	751	376	1,709	1,751	3,518
Provision for income taxes	220	214	712	577	512

Net income	$531	$162	$997	$1,174	$3,006

Basic net income per share	$0.02	$0.01	$0.03	$0.04	$0.11
Shares used to compute basic per share amounts	28,831	28,494	28,748	28,724	28,177
Diluted net income per share	$0.02	$0.01	$0.03	$0.04	$0.10
Shares used to compute diluted per share amounts	29,193	29,320	29,257	29,156	28,925

(1) Net revenues and cost of revenues for the nine months ended September 30, 2006 include a one-time pick-up in revenue of $2.8 million and $0.9 million, respectively, which result from a change in accounting for revenues to distributors.

PLX TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31	December 31
	2007	2006 (1)
	(unaudited)
ASSETS

Cash and investments	$46,563	$42,323
Accounts receivable, net	10,534	8,491
Inventories	7,422	8,295
Property and equipment, net	29,798	28,744
Goodwill	34,541	34,976
Other intangible assets	1,578	2,856
Other assets	5,364	2,263
Total assets	$135,800	$127,948

LIABILITIES

Accounts payable	$4,447	$2,995
Accrued compensation and benefits	2,237	2,417
Accrued commissions	652	1,100
Other accrued expenses	572	500
Total liabilities	7,908	7,012

STOCKHOLDERS' EQUITY

Common stock, par value	29	29
Additional paid-in capital	134,503	128,735
Accumulated other comprehensive loss	(82)	(96)
Accumulated deficit	(6,558)	(7,732)
Total stockholders' equity	127,892	120,936
Total liabilities and stockholders' equity	$135,800	$127,948

PLX TECHNOLOGY, INC.
SUPPLEMENTAL DATA
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31	December 31	September 30	December 31
	2007	2006	2007	2007	2006
Net Revenues by Geography
Americas	27%	31%	28%	29%	30%
Asia Pacific	63%	57%	60%	60%	58%
Europe	10%	12%	12%	11%	12%

Share-Based Compensation
(in thousands)

	Three Months Ended			Twelve Months Ended
	December 31	December 31	September 30	December 31
	2007	2006	2007	2007	2006
Manufacturing	$11	$13	$12	$54	$51
Research and development	381	485	376	1,712	2,004
Selling, general and administrative	674	732	622	2,675	2,848
	$1,066	$1,230	$1,010	$4,441	$4,903

CONTACT:
PLX Technology, Inc.
Arthur O Whipple, 408-774-9060 (CFO)
investor-relations@plxtech.com
or
CommonGround Communications (for PLX)
Jerry Steach, 415-222-9996
jsteach@plxtech.com